EXHIBIT 99.1

Press Release
For Immediate Release
Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com
LIN TV Corp. Announces First Quarter 2007 Operating Results
Reports growth in revenues, income and income per share
PROVIDENCE, RI, May 8, 2007 — LIN TV Corp. (NYSE: TVL) today reported first quarter ended March 31, 2007 net income of $20.7 million compared to a loss of $4.3 million for the same period last year. The increase was largely driven by the gain on the sale of the Company’s Puerto Rico operations completed during the quarter, together with an increase in new business revenues and a decrease in station operating costs. The first quarter 2007 operating summary is as follows:

	Three months ended March 31,		Increase /
	2007	2006	(Decrease)
Net revenues	$93,110	$90,540	$2,570	3%
Total operating costs and expenses	78,002	80,266	(2,264)	-3%

Operating income	15,108	10,274	4,834	47%

Loss from continuing operations, after benefit from income taxes	(1,986)	(1,686)	(300)	-18%
Loss from discontinued operations, after benefit from income taxes	(368)	(2,633)	2,265	86%
Gain from the sale of discontinued operations, after benefit from income taxes	23,086	—	23,086	N/A

Net income (loss)	$20,732	$(4,319)	$25,051	N/M

Basic and diluted income (loss) per share	$0.42	$(0.09)	$0.51	N/M
“We are pleased with our first quarter performance and our growth in revenues, despite tough comparisons to the first quarter of 2006 when we benefited from substantial national advertising on our five NBC stations during the Olympics and last year’s record political year,” said Vincent L. Sadusky, president and chief executive officer of LIN TV. “Our ongoing efforts to develop digital and interactive products are providing great momentum for what we believe will be a robust advertising market in late 2007 and early 2008.”
First Quarter 2007 Compared to 2006
Net revenues for the three months ended March 31, 2007 increased 3% to $93.1 million, compared to $90.5 million for the same period in 2006. Growth in local advertising markets and station shares, higher digital revenues and the acquisition of KASA-TV, LIN TV’s FOX affiliate in Albuquerque, offset decreases in national and political advertising for the quarter. The national decline was due in large part to Olympics spending by automotive advertisers in the first quarter of 2006 that did not recur in the first quarter of 2007. Digital revenues, which include Internet-only and retransmission consent fees, were

$2.5 million for the first quarter of 2007, representing an increase of 55% versus the first quarter of 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred at January 1, 2006, net revenues decreased by $0.5 million or -1% for the first quarter of 2007 compared to 2006, however, if political revenues are also excluded from both periods, net revenues increased by 1%.
Total operating expenses for the three months ended March 31, 2007 decreased 3% to $78.0 million, compared to $80.3 million for the same period in 2006, despite the acquisition and increased costs for KASA-TV. The decrease was primarily due to reduced depreciation and amortization expenses related to short-lived intangible assets that became fully-amortized in 2006, in addition to lower program amortization, salaries and corporate expenses. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred at January 1, 2006, total operating expenses decreased by $5.4 million or 6% for the first quarter of 2007 compared to the prior year period. This decrease was again primarily due to the reduction in depreciation and amortization expense, plus the impact of a variety of discretionary expense savings including lower personnel, promotion and SG&A costs, reduced program amortization and lower corporate expenses.
Operating income for the three months ended March 31, 2007 was $15.1 million compared to operating income of $10.3 million for the same period in 2006. On a pro-forma or same-station basis, as if the KASA-TV acquisition had occurred at January 1, 2006, operating income increased by $4.9 million or 48%. Net income for the three months ended March 31, 2007 was $20.7 million compared to a net loss of $(4.3) million for the same prior year period. Diluted earnings per share for the first quarter ended March 31, 2007 was $0.42 compared to a loss per share of $(0.09) for the same period in 2006.
Operating Highlights
Retransmission Consent
•	The Company reached an agreement with Cox Communications for the retransmission services of its broadcast stations for both analog and high-definition channels. The deal enables hundreds of thousands of viewers to currently watch LIN TV’s award-winning news, sports and entertainment programs in high-definition from the affiliate stations of WTNH-TV (ABC) and WCTX-TV (MyNetworkTV) in the Hartford — New Haven DMA; WAVY-TV (NBC) and WVBT-TV (FOX) in the Norfolk, DMA; WPRI-TV (CBS) and WNAC-TV (FOX) in the Providence DMA; WALA-TV (FOX) and WBPG-TV (CW) in the Mobile — Pensacola DMA; and WWLP-TV (NBC) in the Springfield DMA. The agreement also grants Cox Communications the right to LIN TV’s locally produced content for Video on Demand (VOD) and provides for a new “Local Weather Station” in Hartford and Florida’s Gulf Coast, featuring the stations’ trusted meteorologists delivering hyper-local weather conditions, forecasts and live, local Doppler radar.

•	The Company also reached an agreement with Verizon for the retransmission services of its broadcast stations through Verizon’s FiOS TV, providing greater choice for subscription television and on-demand programming via Verizon’s all-digital, fiber-optic network. This agreement benefited viewers of WAVY-TV (NBC) and WVBT-TV (FOX), both serving the Norfolk market.
Ratings and Revenue
•	Super Bowl XLI set a new ratings record for WISH-TV and the Indianapolis television market. In addition, new and innovative online features launched on WISHTV.com for the Super Bowl resulted in record-breaking page views and visitors in the days following the championship game. On Super Bowl Sunday and during the following two days, LIN TV reported nearly 2.0 million page views, up 600% from the 2006 daily average, and 500,000 visitors to WISHTV.com.

•	Local advertising revenues, excluding political advertising revenues, increased by 7% in the first quarter of 2007. The acquisition of KASA-TV and the Company’s focus on integrated media and new business development efforts at all LIN TV stations contributed to these results. On a pro forma basis, as if the KASA-TV acquisition had occurred at January 1, 2006, local advertising revenues increased by 4% for the first quarter of 2007 versus the same period last year. Local advertising revenues represented 67% of total advertising revenues for the first quarter of 2007.

•	National advertising revenues, excluding political advertising revenues, decreased by 4% for the first quarter of 2007. Again, first quarter 2007 results reflect a comparison to Olympics revenue earned by the Company’s five NBC affiliates in the first quarter of 2006, which included higher expenditures by automotive advertisers. On a pro forma basis, as if the KASA-TV acquisition had occurred on January 1, 2006, national advertising revenues decreased by 7% for the first quarter of 2007 versus the same period last year. National advertising revenues represented 33% of total advertising revenues for the first quarter of 2007.

•	The Company’s political advertising revenues were $0.6 million for the first quarter of 2007 of which $0.4 million were national and $0.2 million were local.

•	The results of the February 2007 ratings period demonstrate the continued strength of the Company’s local station brands and news programs. According to Nielsen, many of LIN TV’s CBS, NBC, ABC and FOX stations were once again ranked number one for the adults aged 18-49 and the adults aged 25-54 categories. The Nielsen data also showed that the Company’s stations outperform their national networks in the category of household share on an average of 43%.

•	Internet-only revenues increased by 57% versus the first quarter of 2006. The Company continues to focus on optimizing web site traffic and revenues through growth initiatives that drive increased unique visitors, page views, time spent and monetization of ad units. LIN TV currently has over 25 live websites with a number of other sites currently in production or beta launch. During the first quarter of 2007, LIN TV achieved 12.0 million unique visitors to its sites compared to 5.3 million unique visitors in the first quarter of 2006, representing a 79% increase versus prior year. Total page views for LIN TV’s stations’ websites were 179 million in the first quarter of 2007. The Company attributes the significant traffic to a number of factors and new initiatives, but primarily to additional content, as well as its stations’ enhanced promotion of local news, sports and weather services on the web.
Acquisitions and Dispositions
•	LIN TV completed the acquisition of KASA-TV, the FOX affiliate in Albuquerque from Raycom Media for approximately $55.0 million in cash. The Company previously operated the station pursuant to a local marketing agreement effective September 15, 2006. The acquisition added a television duopoly in the 45th largest television market, where LIN TV also owns KRQE-TV, the local CBS affiliate which produces 25 hours of local news each week, including the market’s #1 late news broadcast. The geographic market spans some 180,000 square miles and is one of the three largest in the country.

•	LIN TV completed the sale of its Puerto Rico operations to InterMedia Partners VII, L.P. for $131.9 million in cash and recognized a related gain of $23.1 million after benefit of income taxes. The stations sold included WAPA-TV, a full-power independent station, and WJPX-TV, an independent station branded as MTV Puerto Rico, as well as WAPA America, a U.S. Spanish-language cable channel. The proceeds from the sale of the Puerto Rico operations, net of transaction fees, were used to pay-down $70.0 million of the Company’s term loans under its credit facility and to repay borrowings incurred to fund the purchase of KASA-TV. Lastly, in connection with the Puerto Rico gain, LIN TV anticipates using approximately $62.9 million in Federal net operating losses (NOL’s) when filing its 2007 tax return.
Key Balance Sheet and Cash Flow Items
Total debt outstanding on March 31, 2007 was $878.3 million, and cash and cash equivalent balances at March 31, 2007 were $26.9 million. In addition to the $70.0 million reduction of its term loans under its credit facility, the Company also maintained its revolving credit facility balance at zero as of March 31, 2007. As a result, consolidated leverage as defined in the Company’s credit agreement was approximately 5.6x as of March 31, 2007, compared to 6.0x at December 31, 2006 and 6.7x at September 30, 2006. Other components of cash flow for the first quarter of 2007 were capital expenditures of $2.0 million, program payments of $7.1 million and cash tax payments of $0.2 million.

Business Outlook
Second Quarter 2007
Based on current sales order pacings, the Company expects that second quarter 2007 net revenues will be flat compared to net revenues of $102.7 million for the second quarter of 2006; the same expectation of flat revenues also applies when including pro forma 2006 revenues for KASA-TV and excluding political advertising revenues from both the second quarter of 2007 and 2006. In sum, softer market demand for national and local advertising is being offset by LIN TV station share increases and continued strong growth in digital revenues.
Due to partially deferred investment spending from first quarter 2007 the Company expects that its direct operating and SG&A expenses for second quarter 2007 will increase in the range of 6% to 7% compared to second quarter 2006. However, when including pro forma 2006 expenses for KASA-TV, expectations for direct operating and SG&A expenses for second quarter 2007 reflect an increase in the range of 3% to 4% compared to the second quarter of 2006.
2007 Year
Based on historical trends and recent economic and industry information, LIN TV continues to anticipate that local TV advertising, excluding political advertising, for the markets where it presently operates stations (LIN Markets) will grow in the range of 2% to 4% for the 2007 year. The Company also anticipates that national TV advertising, excluding political advertising, for LIN Markets will decline in the range of -3% to -5% for the 2007 year. The Company anticipates that its station market shares of the revenues described above will continue to be maintained at the levels it has historically achieved in prior years. The Company also anticipates that total political advertising for LIN Markets, reflecting the normal cycle of odd-numbered years lacking significant national political spending, will be in the range of $11 to $13 million for the 2007 year and that the Company will achieve its consistent historical station market share of these revenues.
In addition, LIN TV anticipates that its digital revenues, which include Internet-only advertising and retransmission consent fees, will be in the range of $12.0 to $14.0 million for the 2007 year. However, as LIN TV has stated previously, these revenues, particularly for retransmission services, continue to be highly dependent on the timing of when these agreements are finalized during the 2007 year. As a result, the Company continues to project that a majority of the total annual amount is more likely to be achieved in the third and fourth quarters rather than the second quarter of 2007.
Due to investment spending in new digital and other initiatives in the first six months of 2007, offset by the expected impact of cost savings programs and efficiencies in the second half of the year, direct operating and SG&A expenses will decrease in the range of -4% to -6% for the third quarter of 2007 and decrease in the range of -10% to -14% in the fourth quarter of 2007 compared to the respective prior year periods in 2006, on a pro-forma basis including the acquisition of KASA-TV.

As a result, the Company’s revenues, expenses and cash flow items for the second quarter of 2007 and 2007 year are anticipated to be in the following ranges:

	Second Quarter 2007	2007 Year
Net advertising revenues	$94.5 to $96.0 million	$363.0 to $373.0 million
Net digital revenues	$2.5 to $3.0 million	$12.0 to $14.0 million
Network compensation	$0.9 to $1.0 million	$3.0 to $4.0 million
Other revenue	$0.9 to $1.1 million	$3.0 to $4.0 million
Barter revenue	$2.2 to $2.4 million	$9.0 to $10.0 million
Total net revenues	$101.0 to $103.5 million	$390.0 to $405.0 million

Direct operating and SG&A expenses(1)	$60.0 to $62.0 million	$233.0 to $237.0 million
Amortization of program rights	$6.0 to $6.5 million	$24.0 to $26.0 million
Cash payments for programming	$6.8 to $7.2 million	$26.0 to $28.0 million
Corporate expense(2)	$5.0 to $6.0 million	$21.0 to $23.0 million
Depreciation and amortization of intangibles	$8.5 to $9.5 million	$33.0 to $35.0 million
Capital expenditures	$4.0 to $6.0 million	$23.0 to $25.0 million
Cash interest expense and principal amortization	$13.6 to $14.0 million	$65.0 to $67.0 million
Cash taxes	$0.1 to $0.2 million	$0.8 to $1.2 million
Effective tax rate	36.0% to 44.0%	36.0% to 44.0%
Distributions from equity investments	$0.2 to $0.3 million	$2.0 to $3.0 million

(1)	Direct operating and SG&A expenses include approximately $0.6 to $0.8 million for second quarter 2007 and $2.0 to $3.0 million for full year 2007 of non-cash stock-based compensation expense.

(2)	Corporate expense includes approximately $0.8 million to $1.0 million for second quarter 2007 and $3.0 to $4.0 million for full year 2007 of non-cash stock-based compensation expense.
LIN TV advises that all of the information and factors described above are subject to risk (see the “Forward Looking Statements” heading below) and could therefore individually or collectively cause actual results to differ materially from those projected above.
Conference Call
LIN TV will hold a conference call to discuss its first quarter 2007 results today, Tuesday, May 8, 2007, at 8:30 AM Eastern Time. To participate in the call, please call 1-800-474-8920 (U.S. callers) or 1-719-457-2727 (international callers) at least 10 minutes prior to the scheduled start of the call and reference 3550145. The call can also be accessed via the investor relations section of the Company’s website at www.lintv.com (listen only).
For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com from 11:30 a.m. (EST) on May 9, 2007 through midnight (EST) on May 17, 2007.
Access to Non-GAAP Performance Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. As a result, the Company has made available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company has also recently included additional information on its website for historical revenue by source and supplemental cash flow and pro forma financial data. Interested parties should go to http://www.lintv.com and click on the link at the top of the home page titled “Supplemental Financial Data”.
About LIN TV
LIN TV Corp. (NYSE: TVL) delivers quality television, digital media and online news, community stories and entertainment through 29 owned and/or operated television stations and websites. The Company’s reach includes 17 cities located primarily in the top 100 markets, servicing 9.25% of U.S. television households.
LIN TV has and continues to identify and implement innovative business strategies, including being an early adopter of digital television, in order to provide superior viewing quality to its customers. Financial information and overviews of LIN TV stations are available at www.lintv.com.
Forward-Looking Statements
The information discussed in this press release, particularly the section with the heading Business Outlook include forward-looking statements regarding future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to have been correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding first quarter 2007 and 2007 full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, capital expenditures, cash interest expense and principal amortization and cash tax payments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers; risks associated with acquisitions including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in syndicated programming costs; changes in television network affiliation agreements; changes in government regulation; competition; seasonality and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s website, www.lintv.com, in the Investors section, or at http://www.sec.gov), which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
— tables follow —

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three months ended March 31,
	2007	2006
Net revenues	$93,110	$90,540
Operating costs and expenses:
Direct operating	29,018	28,004
Selling, general and administrative	28,924	29,514
Amortization of program rights	6,187	6,401
Corporate	5,137	5,773
Depreciation and amortization of intangible assets	8,833	10,574
Restructuring benefit	(97)	—

Total operating costs and expenses	78,002	80,266

Operating income	15,108	10,274

Other expense (income):
Interest expense, net	17,963	16,748
Share of loss (income) in equity investments	285	(1,580)
Minority interest in loss of Banks Broadcasting, Inc.	(182)	(239)
Gain on derivative instruments	(30)	(1,046)
Loss on extinguishment of debt	551	—
Other, net	(217)	(199)

Total other expense, net	18,370	13,684

Loss from continuing operations before benefit from income taxes	(3,262)	(3,410)
Benefit from income taxes	(1,276)	(1,724)

Loss from continuing operations	(1,986)	(1,686)

Loss from discontinued operations, net of benefit from income taxes of $0.7 million and $1.0 million for the three months ended March 31, 2007 and 2006, respectively	(368)	(2,633)

Gain from the sale of discontinued operations, net of benefit from income taxes of $2.3 million for the three months ended March 31, 2007	23,086	—

Net income (loss)	$20,732	$(4,319)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.04)	$(0.03)
Loss from discontinued operations, net of tax	(0.01)	(0.05)
Gain from the sale of discontinued operations, net of tax	0.47	—

Net income (loss)	$0.42	$(0.09)

Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	49,016	50,787

LIN TV CORP.
Unaudited Consolidated Selected Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2007	2006
Cash and cash equivalents	$26,911	$6,085
Other current assets	99,019	131,854
Total long term assets	1,871,096	1,987,907

Total assets	$1,997,026	$2,125,846

Current portion of long-term debt	$20,625	$10,313
Other current liabilities	74,134	94,034
Long-term debt, excluding current portion	857,697	936,485
Other long-term liabilities	423,302	486,262

Total liabilities	1,375,758	1,527,094
Preferred stock of consolidated affiliate	9,849	10,031
Total stockholders’ equity	611,419	588,721

Total liabilities, preferred stock and stockholders’ equity	$1,997,026	$2,125,846

Unaudited Consolidated Selected Statements of Cash Flow Data
(in thousands)

	Three months ended March 31,
	2007	2006
Net cash flow provided by (used in) operating activities:
Continuing Operations	$20,875	$15,319
Discontinued Operations	(12,839)	(2,369)
Net cash flow provided by (used in) investing activities	76,353	(2,113)
Net cash flow used in financing activities	(69,807)	(15,634)

Net decrease in cash and cash equivalents	14,582	(4,797)
Cash and cash equivalents at the beginning of the period	12,329	11,135

Cash and cash equivalents at the end of the period	26,911	6,338
Less cash and cash equivalents from discontinued operations, end of the period	—	2,960

Cash and cash equivalents from continuing operations, end of the period	$26,911	$3,378

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